Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Fidelity & Guaranty Life:

We consent to the use of our report incorporated by reference.

Our report dated November 21, 2013, except as to note 19, which is as of November 26, 2013, contains an explanatory paragraph that states that the Successor acquired the Predecessor on April 6, 2011. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with ASC 805, “Business Combinations,” for the Successor as a new entity with assets, liabilities and a capital structure not comparable to prior periods.

/s/KPMG LLP

December 12, 2013

Baltimore, MD

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